Exhibit 23.1
Consent of Independent Accountants
The Board of Directors
Celero Energy, LP:
     We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-111056), Form S-3 (No. 333-121615) and Form S-4 (333-121614) of Whiting Petroleum Corporation of our report dated August 11, 2005, with respect to the statements of revenues and direct operating expenses of the oil and gas properties (the Postle Properties) acquired in July 2004 by Celero Energy, LP for the six months ended June 30, 2005 and each of the years in the three-year period ended December 31, 2004, which report appears herein this Form 8-K/A of Whiting Petroleum Corporation.
/s/KPMG LLP
Dallas, Texas
September 16, 2005